Exhibit 23.1
CONSENT OF PIERCY BOWLER TAYLOR & KERN
CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
Youbet.com, Inc.
Burbank, California
We consent to the incorporation by reference in the registration statements of Youbet.com, Inc. on Forms S-3 (File Nos. 333-155746, 333-126131 and 333-39488) and on Forms S-8 (File Nos. 333-153463, 333-137061, 333-125576, 333-114390 and 333-88047) of our report dated March  , 2010, included in this Annual Report on Form 10-K, on the consolidated financial statements of Youbet.com, Inc. and Subsidiaries as of December 31, 2009 and 2008, and for each of the three years ended December 31, 2009, 2008 and 2007.
PIERCY BOWLER TAYLOR & KERN
Certified Public Accountants
Las Vegas, Nevada
March 15, 2010